Exhibit 99.2

BIO-KEY INTERNATIONAL
“BIO-key International First Quarter 2009 Conference Call”

May 6, 2009, 10:00 AM EST
Mike DePasquale
Tom Colatosti
Bud Yanak

OPERATOR:

Good morning, ladies and gentlemen.  Thank you for standing by, and welcome to BIO-key International, Inc. first quarter 2009 conference call.  During the presentation, all participants will be in a listen-only mode.  After the speaker’s remarks, you will be invited to participate in a question-and-answer session.  As a reminder, ladies and gentlemen, this conference is being recorded today, May 6, 2009.  I would now like to turn the call over to today’s host, Bud Yanak, BIO-key VP of Marketing.  Sir, you may begin.

BUD YANAK:

Good morning everyone. Thank you for joining us for BIO-key International, Inc.’s first quarter 2009 conference call.  Joining me today on the call are Tom Colatosti, Chairman and Interim CFO, and Mike DePasquale, BIO-key’s CEO.

The agenda for today’s call will be as follows.  Mike will offer some comments on general industry trends and developments within the company’s businesses and will provide details on BIO-key’s financial and operating results as well as a closing statement, and then we’ll open the call up to questions.

Today’s conference call may contain forward-looking statements that are subjected to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes,” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs as well as assumptions made by and information currently available to management pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the company’s annual report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made, or to reflect the occurrence of unanticipated events.

BIO-key issued a press release and its 10-Q earlier last evening providing details on the Company’s quarterly financial and operating results. The press release is available in the press release section of our webpage at www.bio-key.com.  A replay of today’s call will be available beginning one hour after completion of this call until 11:59 PM Eastern Time on May 30.  The replay may be accessed by calling area code 412-317-0088.  The access code for the replay is 430413 #.  Please note that information reported on this call speaks only as of today, May 6, 2009, and therefore you are advised that time-sensitive information may no longer be accurate as of the time of any replay.

I would finally advise you that this conference call is being broadcast live through an Internet webcast system that can be accessed on our webpage at www.bio-key.com. Now I’d like to turn the call over to Mike DePasquale.

MIKE DEPASQUALE:	Thank you, Bud. Good morning, everyone. Thank you for joining us on our first quarter 2009 earnings conference call. We are pleased to report another quarter of profitability following both a profitable fourth quarter and full-year profit in 2008.  We believe the company has passed the point of losses and has entered into a new growth phase of sustained profitability.  Most encouraging is that we are seeing growth in both of our two business segments, biometrics and mobile data solutions.  In biometrics, we expect our growth will be fueled with large mission-critical opportunities, and in mobile data, our large installed base provides stability and predictability as well as opportunity for new business.  In fact, over 65 percent of our revenue exclusive of maintenance came from new-name accounts in our law enforcement division.  Total revenue from continuing operations for the three months ended March 31, 2009 was $3.1 million, representing a 22 percent increase from the $2.5 million reported for the quarter ended March 31, 2008.  BIO-key’s gross margin for the first quarter of 2009 was 86 percent compared to 82.6 percent for the same period in 2008.  Operating expenses for continuing operations for the first quarter of 2009 were reduced by 22 percent of $24 million compared to expenses of $3 million in the quarter ended March 31, 2008.  BIO-key’s operating income from continuing operations for the first quarter of 2009 was $284,248 compared to an operating loss of $937,186 for the first quarter of 2008.

Moving to the balance sheet, we ended the first quarter with $1.3 million in cash.  I also want to point out and has been reported in previous calls in previous periods, one of our preferred shareholders has brought a claim to force redemption of their preferred stock.  Other than this one holder, 89 percent of our preferred holders have agreed to extend the maturity date of our preferred stock.  It is important that our shareholders understand that this is not a debt instrument but an equity instrument.  As such, we believe the claim is without substantial merit.

Despite the challenging economic environment, our pipeline of opportunities continues to grow, and our products for mobile data delivery in law enforcement and biometric security remain in demand.  In addition to our solid backlog, we remain focused on maintaining our fiscal discipline and believe this continued focus will enable us to be successful through the remainder of this year.  The first quarter of 2009 represented the most significant first quarter bookings total in our history, in both biometrics and law enforcement, a good sign of the strength of our core business.

Let me first share some highlights in our biometric division.  As we have been communicating, we have been involved in a number of large-scale identification programs that have resulted in significant relationships being forged through opportunities such as the Bangladesh voter registration system as well as our relationships with Sagem Morpho, now MorphoTrak here in the U.S.  MorphoTrak is unquestionably the largest provider of AFIS solutions in the U.S. and around the globe, with over 400 employees in the U.S. alone.  Their parent, Sagem Securite, has recently announced their intent to acquire 80-plus percent of GE’s airport security business.  Certainly, they are a great partner for us to be involved with.  As a result of these events, BIO-key is increasingly being recognized as a leader in the development information of commercial and civil biometric identification solutions.  Our vision of an open hardware-agnostic, highly accurate, and scalable biometric platform has resonated with experienced biometric developers and newcomers alike.  Specifically, our unparalleled strength in secure Web-based consumer identification has brought us to the point that our solutions are now being deployed as platform for several new large-scale identification initiatives.

Successful companies can never be complacent with the quality of their solutions.  Consequently, our R&D team is hard at work developing the next generation of our biometric platform that will facilitate easier integration of our large-scale and enterprise-focused solutions.  An example of our innovation is we have now delivered and put into production our new Citrix thin client support, which will allow our customers to use thin clients with any BIO-key platform, a very important technology component to have as we sell into the healthcare marketplace.

Over the past few quarters, we have been able to prove to a number of large government agencies and integrators alike that we have the highest-performing software solutions in the market today.  We’re not tied to any custom hardware, nor do we require any proprietary system infrastructure.  That is what the largest prime contractors and end-user customers require, and that enables us to offer the most competitive-price performance solutions for large programs such as the FBI NGI and other civil ID opportunities.  In the first quarter, we signed a significant contract with the U.S. Federal Courts Administrative Office.  This program will place kiosks using the electronic reporting system in probation and pretrial services offices.  When a client visits, he or she will go directly to the kiosk and touch a screen to begin.  A biometric fingerprint scan verifies their identity, and the kiosk screen displays the client’s photo, current address, employment history and any changes can be typed in right at the kiosk keyboard.

Now I’d like to share some highlights of our activities in the commercial markets.  Our customer, ChoicePoint, which is now part of LexisNexis, is expanding the customer base of their highly successful BIO-key-based identification verification solution.  The solution is already being used to identify and prevent fraud for the MCAT, the CPA, the NSD S7 examinations with millions of duplicate checked fingerprints passing through BIO-key each year.  The recent announcement that the Common Admission Test for the CAT Indian business school exam has been awarded to ETS Prometric will lead to the use of BIO-key’s biometric identity platform, representing an additional 250,000 enrollees per year.

BIO-key is also part of a system through ChoicePoint that they have implemented for the TSA to allow flight crews streamline access through the security and ID lines.  Moving on to healthcare, in the first quarter we saw excellent growth in existing relationships, including those in the healthcare market, including Allscripts and McKesson provider services.  With much of the market focused on implementation of the announced stimulus plan of President Obama, companies involved in modernization of digital health records have found that converting records to an electronic format is a great step, but protecting the information is equally as important.  We saw increased interest from existing customers to add to our biometric authentication from Allscripts Enterprise EHR application, which led to three new contracts as well as add-on orders from existing users.

The FDA examiners have approved Indiana Blood Center’s use of our donor identification platform using fingerprint-only, no photo ID needed as the ID mechanism.  This reflects their confidence in BIO-key’s accuracy and ability to positively identify a person with just a finger scan.  The largest provider of blood center check-in and donor screening is nearing completion of their integration with our solution, which will allow their customers to seamlessly add biometric authentication to their donor check-in and screening applications.  McKesson continues to see strong demand for their automated pharmaceutical cabinets which contain our solution as an integrated component, with at least 100-plus cabinet win coming after a bakeoff competition against their main competition in the marketplace.  A key advantage of the BIO-key-based McKesson platform is the ability to have one-touch cabinet authentication for clinicians even with thousands of staff to search among.  Their competition requires a user ID be entered because of the inferior biometric platforms they’re built on.

Strong activity continues in the blood donor marketplace for our unique solution which allows donors to be positively identified, as I mentioned before, with the simple touch of their finger.  We are currently working on blood collection organizations that represent nearly 30 million donors nationwide.  We’re seeing new interest on the part of hospitals, including CIO visionary John Halamka at Beth Israel in Massachusetts, to use the same platform for patient ID at check-in using a kiosk as well as providing online access to medical records secured with our platform.  We feel that we can play a unique role in both satisfying coming FTC identity theft Red Flag requirements for healthcare providers as well as bringing convenient and accurate patient security model to the coming online EHR push.  In enterprise authentication, we closed a contract with Union Pacific Railroad that has switched from a native scanner algorithm to using BIO-key’s WEB-key platform for their 5,000-user railroad maintenance application, and they’re in the process of looking at other projects as well.

After the bankruptcy of IdentiPHI, BIO-key has begun working with IBM to integrate our platform with their Tivoli TAM ESSO product and TAM Web authentication products for several of their largest customers including our joint customer, AT&T.  In the retail point of sale space, AT&T Wireless continues to expand their rollout of the BIO-key-based tablet point of sale system, and they are moving to the use of WEB-key into their WEB-based point of sale system for authentication and manager overrides.  Radiant Systems will be rolling our solution into all Arby restaurants nationwide beginning in September.  This will result in projected new orders from them as they exhaust their previous licenses purchases in the interim.

In the finance markets, the Financial Services Technology Consortium has launched a comprehensive biometric project with the goal of determining how biometrics could be used to improve the customer identification process for fraud prevention in both in-branch and online authentication.  BIO-key is the only biometric company that has a proven track record in all three areas — fraud prevention, consuming-facing ID and WEB-based authentication — and we can demonstrate each of these values at all customer touch points.

I’d like now to spend a few minutes talking about our law enforcement division.  Our LE bookings in the first quarter totaled just over $855,000, the largest first-quarter bookings total for law enforcement in BIO-key’s history.  In the public safety market, the first quarter is traditionally slower than the other three because of the fiscal-year cycle that the majority of agencies conform to.  On a total revenue basis, in addition to bookings, all other categories, including maintenance revenue, were higher versus the first quarter of 2008, and as I have previously mentioned, 65 percent of the orders we received in the first quarter were from new-name customers, both first-time mobile data users and conversions from competitors’ systems.  This quarter further validated our agency hosting strategy as we continue encouraging our customers to host additional agencies in their respective geographic areas.  This has been especially effective for smaller departments which often don’t have the resources available to implement their own system.  Plaquemines Parish sheriff’s office in Louisiana, a new first-quarter BIO-key customer, is a good example.  They are being hosted by nearby Jefferson Parish, a long-time BIO-key customer.  They estimate that they are saving about 40 percent of the cost to operate their own system.  Major Curtis Bowers told us, “There is no way we could have done it if we had to buy and maintain our own server hardware and software.”  Including the RCIC in Hamilton County, Ohio, a large existing customer that ordered nearly $300,000 in new software this quarter, orders from hosted agency customers represented 54 percent of total first-quarter booking value.  This includes 16 new customer agencies being hosted by the Kentucky state police who now host over 260 local police and sheriff departments statewide.  Host sites also represent additional selling opportunities for add-on products and services such as data sharing.  Several agencies have purchased our InfoExchange product that allows them to share records management and local data with agencies they host.  The Oklahoma County sheriff’s office, for example, is using InfoExchange to link more than 40 agencies it hosts to a county criminal history database that can help identify drug traffickers in the I-35 corridor as well as the rest of the region.  Later this year, we will be introducing an updated version of the product that expands its functionality, allowing for multi-county and regional data sharing so any participating agency can share its data with every other agency connected to the network.  In addition to add-on revenue directly from this product, we seek InfoExchange and data sharing as a further inducement for new agencies to become part of the BIO-key expanding network of mobile data users.

Two ongoing program initiatives also deserve mention.  In past quarterly calls, I’ve spoken about the work we’ve done with Research In Motion and the major communications network carriers to promote our PocketCOP solutions built for the BlackBerry smartphone.  That work is now paying off as this month Verizon is launching a national direct-mail campaign to state and local public safety agencies with PocketCOP on BlackBerry as a featured application.  We are also planning a series of local events with AT&T that will get us face to face with qualified public safety prospects.  In addition to the carrier-based programs, last week RIM launched an email campaign focused on higher-education campus safety, and our recently introduced mobile campus application on BlackBerry is again a featured solution.  With two new campus safety departments added to our customer base in the first quarter, James Madison University and the University of Louisville, we now have over 20 colleges and universities using our solutions, and we see much more opportunity in this under-served market segment.

Finally, in April, after several months of discussion, BIO-key was accepted as the newest strategic partner of NLETS, formerly the National Law Enforcement Telecommunications System from which it gets its name.  NLETS is the premier interstate justice and public safety network in the nation for the exchange of law enforcement, criminal justice and public safety-related information between states.  We will be making further announcements in the coming months about our joint programs under this partnership.  In summary, we are please with our first-quarter performance, our year-over-year profit turnaround and how well we are positioned for a successful 2009.

Thank you for your interest and support.  Before we begin taking questions, I would like to remind you that a replay of this teleconference will become available beginning one hour after we conclude the call.  We will provide that number again at the end of the call.  Now let me turn it back to the operator for questions and answers.

OPERATOR:

Thank you.  At this time, if you would like to ask a question, please press star, then 1 on a touchtone phone.  You will hear a tone to confirm that you have entered the list.  If you decide you want to withdraw your question, please press star, then 2 to remove yourself from the list.  Again, if you would like to ask a question, please press star, then 1.  Our first question comes from Dan Kamhis, a private investor.

DAN KAMHIS:	Hello, congratulations on a good quarter.

MIKE DEPASQUALE:	Thank you, Dan.

DAN KAMHIS:

In a recent news article, a noted Congressman had written to the FBI Director regarding the national security implications of awarding a contract for a fingerprint search system to SAFRAN.  What are the implications for BIO-key regarding any controversy associated with foreign-owned entities with particular respect to NGI?

MIKE DEPASQUALE:

Dan, that’s a very good question, and one that’s certainly been very visible over the last week.  In particular, I guess it started on Monday.  You know, as you’re aware, there has been a lot of banter in the marketplace regarding NGI.  You know, we believe we stated over the last six months that we believed we were in a very, very strong position, including Sagem Morpho as our partner to win that contract.  And, you know, as I mentioned in my script here, we’re providing a solution with our fused technologies that’s probably the most advanced, the most scalable and the most accurate that exists on the planet.  And, you know, that solution is a software-only solution.  It doesn’t require any custom hardware, it doesn’t require any special infrastructure, unlike what our competition is offering, and I think what you’re seeing, especially in this recent announcement — with the fear of introducing a foreign entity into this program, I think what you’re seeing is in essence a fearful and a fierce response from the competition because they’ve already admitted fundamentally that they’ve lost the program.  So I think it’s a lot of noise.  I think it’s something that has very little merit considering that our partners Sagem Morpho, now MorphoTrak, has been the incumbent provider to the FBI for fingerprint matching, for ten years.  We’ve never seen a breach in security, we’ve never had a national security issue as a result of that, and I think, again, this is just, you know, backlash from the fact that perhaps — and there’s been no contract award for the NGI.  Let me be clear.  There has only been a statement made by a competitor who said they lost.  So I think that’s just a lot of backlash from that scenario.  I do believe it will play itself out.  I do believe that the FBI and the prime contractor, Lockheed Martin, are really in place to pick the best technology.  They’re not going to basically rely for the next ten years on a solution that’s inferior or one that will not meet the scalability or the accuracy requirements as they step forward.  So I think, again, that they want to select the best solution, and, you know, we live in a global technology community today.  I don’t think there would be an airplane that would fly, I don’t think there would be a car that could drive, nor would there be a fighter jet or, you know, a military infrastructure that could operate without parts and pieces and components from around the globe.  And I believe that the statements that were made in that press release are, you know, somewhat blown out of proportion, because no vendor or subcontractor on a contract like the NGI would have access to the data.  They’re simply providing the software, they’re providing the infrastructure, they’re providing the support, but the data is housed and owned by the agency.  By the way, we sell our solutions to commercial and civil and government agencies all the time, and we do not have access to any of that data.  We support these customers.  We certainly help them integrate our software, and we support and further advance the software, but we don’t manage the data, nor do we have access to it, and there are plenty of security measures and firewalls in place to ensure that that doesn’t happen.

DAN KAMHIS:

Got it, got it.  Let me explore this a little bit further in terms of what could happen.  I guess three reputable analysts have come out in the last month stating their belief that Sagem has been awarded FBI NGI, and yesterday, of course, Cogent stated they did lose.  Assuming Sagem is the winner, can you give some general quantification, order of magnitude, of new licensing versus, say, maintenance revenue from such a contract over the next three years?

MIKE DEPASQUALE:

Well, again, first of all, Dan, there’s been no award, so I think, you know, it’s premature, you know, to discuss that, and, you know, I believe, until that happens, I would, you know, prefer not to discuss any of the financial aspects of that arrangement.

DAN KAMHIS:

Fair enough.  Let me ask you this, then, as follow-up.  IBM indicated they would subcontract the NBIS biometric matching to Sagem.  What are the chances that the Sagem/BIO-key fused software would be used for this, and do you see a trend developing where Sagem will continue bidding the fused software?

MIKE DEPASQUALE:

Well, you know, again, that’s obviously their choice, but, as I indicated in my brief tirade a few minutes ago, we built and fuse together our technology, and we believe it performs better than anything else that exists in the market.  I would like to believe that, you know, the top-performing technology is the technology that will always lead in these large programs.  And, you know, we do believe that there is plenty of opportunity for us to continue to work together and to sell our technology together, leading to, you know, increased revenue and ongoing recurring revenue as well, from maintenance for all these projects.

DAN KAMHIS:	Thanks. I’ll let somebody else have a chance.

OPERATOR:	Our next question comes from Farzin Kamkari, a private investor.

FARZIN KAMKARI:	Good morning, and congratulations on the good quarter.

MIKE DEPASQUALE:	Thank you very much.

FARZIN KAMKARI:	Can you provide any details on the expected revenues from the federal probation contract?

MIKE DEPASQUALE:

Our initial contract with the federal probation group was $150,000, and that’s to begin the deployment of the kiosks nationwide to each of the federal courts and to begin the enrollments, and so I think as that system grows and more and additional enrollees are placed in the system, obviously our revenues will grow.

FARZIN KAMKARI:

Thank you.  And the next question is, does your association with Cross Match help you on U.S. VISIT or other federal contracts, and can you give us an update on any latest licensing developments with Cross Match?

MIKE DEPASQUALE:

You know, we do have a relationship with Cross Match.  As you know, they are a provider of finger light scan — finger hardware, and we do incorporate all of their devices as part of our supported portfolio and offering.  So we, again, certainly work with them, and we can integrate any of their technology into our overall software biometric matching framework.

FARZIN KAMKARI:	Excuse me. In a previous conference call, you mentioned an association with the bank BMP Paribas. Can you discuss the application, and has any other bank activity developed in the last three months?

MIKE DEPASQUALE:

You know, it’s been pretty obvious over the last few months anyway, the banking business has been somewhat in a — I guess a stall mode, but BNP Paribas is one of our customers, and it’s a customer that’s integrating our technology for a platform application, and that is continuing to evolve.  I believe that, although, again, really the last six to nine months have been somewhat tumultuous for the financial services industry, as I mentioned, the FSTC, which is the Financial Services Technology Consortium, is really now beginning to step up again and beginning to look at especially consumer-based authentication and identification applications.  So I think over the next, you know, six months, you’re going to start to see that once again ramp up, but the banking industry in general has been, you know, relatively flat and slow over the last six or so months.

FARZIN KAMKARI:	Thank you.

OPERATOR:	Our next question comes from Richard Pew of Richard Pew Investment.

RICHARD PEW:

Good morning, and congratulations on a great quarter.  I hate to be harping on the same old subject, but I’m really concerned about your preferred and what you expect the developments to be on retiring the preferred or your ability to pay in other than stock — to pay the dividends, I’m sorry, in other than stock.

MIKE DEPASQUALE:

Richard, you know, certainly that is a — probably, you know, as our capital structure and our balance sheet goes, it is our top priority.  We know that the overhang that’s created by our preferred shares, i.e. the dividend, has certainly been problematic.  You know, the company is now, I think, at a point where we are solidly profitable, we can, you know, continue to be profitable, and, more importantly, we can continue to grow.  Obviously, as we generate more cash, as our sales grow, as our margins at least remain the same or maybe even grown, we should be able to, you know, service that debt in cash. But, more importantly, we know that we really need to deal with the issue, and ultimately rid ourselves of the preferred shares by means of actually paying them off. And, you know, we are looking at a number of strategic opportunities to do that. Fortunately, our options get a little bit better as we, again, continue to be profitable. So I think that we’re at the stage now where we’re going to be able to address this issue, and one way or another begin — through a number of strategic, you know, potential opportunities, we’re going to fix the problem. But that certainly has been an issue, and it’s created, I think, a drag on our PPS and certainly is something that we have to deal with if we’re going to build shareholder value.

RICHARD PEW:	Can you give me any round, you know, broad timeline? Was this likely to happen within a year or less?

MIKE DEPASQUALE:

Well, I’d like to believe that it’s certainly something that’s going to happen in fiscal 2009. It’s something that, again, we addressed our balance sheet and the debt that we had when we sold off our Fire Safety Division, which, again, was a great strategic move for us. It allowed us to focus on law enforcement and build that business and turn it around, which we have and focus on biometrics, and I think, you know, we knew that once we fixed the balance sheet, we had to turn to the cap table. So I’d like to believe that we’re going to be able to address this issue and solve this problem in this fiscal year.

RICHARD PEW:	Great. Thank you very much, and, again, congratulations on a fabulous quarter.

MIKE DEPASQUALE:	Thank you, Richard.

OPERATOR:	Our next question comes from Michael Hamblett, a private investor.

MICHAEL HAMBLETT:	How are you, Michael?

MIKE DEPASQUALE:	Good, Michael, and yourself?

MICHAEL HAMBLETT:	I’m doing well. A couple of questions on some of the press releases you’ve had recently. One is the Virginia law enforcement agency. Is that Q1 revenue or Q2?

MIKE DEPASQUALE:

Oh, no, that was Q1. In fact, I think we mentioned that in our press release. We have a partner in Virginia, DaProSystems, very well embedded down there. They’ve been a partner for many, many years, and they recently won a host of new business opportunities, and they use our mobile data solution along with their CAD and records management deliverables. So, yes, that was actually recognized in the first quarter.

MICHAEL HAMBLETT:	Okay. And the federal probation and pretrial services, the $150,000 you spoke of?

MIKE DEPASQUALE:	Same thing. That was a first quarter opportunity. We sold that in the first quarter. We delivered the initial contract of $150,000 in the first quarter as well.

MICHAEL HAMBLETT:

Okay. So also, if I’m looking back at the difference between 2008 and 2007, you obviously cut your SG&A down by 24 percent, or about $2 million. And then I think recently, in this press release, you’re talking about reducing that to about $3 million. Where is that different coming up, or did I not see that correctly?

MIKE DEPASQUALE:

No, actually that’s a really good question. What happened is we further reduced our expenses in the first quarter of ‘09, but we did that in January, so we haven’t realized the full impact on a quarterly basis yet of those expense reductions. So I guess a way to summarize it is there should be some further reductions that you will see in our expenses going forward through ‘09, and that’s what we were trying to intimate there. But if you were look ‘08 to ‘09, on an annualized basis, we reduced expenses by about $3 million.

MICHAEL HAMBLETT:	Okay. So that being said, so your breakeven for the quarter is going to be about $2.2 million? Is that about right?

MIKE DEPASQUALE:

Yeah, it’s certainly going to be lower, and, you know, clearly one thing that has held true here for the last probably seven quarters, our gross margins remain and hover in the mid-80s. So, you know, if that continues, obviously, you know, our break-even is in that range. So we’re highly confident as a software company that we’re going to be able to hold those margins and that, you know, we’re also going to be able to hold the line on expenses. Now, as our revenue grows and as we add some of these, you know, newer larger programs to our portfolio, expenses may once again sync up, but it will certainly be in proportion to the revenue increases.

MICHAEL HAMBLETT:	Right. However, in 2008, you did have an increase of revenue of about 30 percent, but you also had that $2 million kiss from Sagem.

MIKE DEPASQUALE:

That’s correct. That represented about probably $1.8 million in revenue in ‘08, and, you know, obviously we’re working on similar type contracts in ‘09 and believe that the potential is to actually overachieve that level.

MICHAEL HAMBLETT:

Right. So the two elements that I’m looking for as an investor is how — even though year on year you reduced the amount of your SG&A, how are you going to generate free cash to pay down the preferred, or enough free cash to pay down the preferred? And two is how are you going to get at least a couple of those deals like Sagem this year, to help find that free cash to pay off those preferreds?

MIKE DEPASQUALE:	Well —

MICHAEL HAMBLETT:	You know, aside from the FBI deal, what sizable transactions lurk for the company?

MIKE DEPASQUALE:

We have a significant pipeline of opportunities both in the law enforcement as well as the biometrics division, so a number of, you know, what we would consider seven-figure opportunities. And I think the answer to that question is, you know — you answered it yourself. It purely is based on our ability to sell to, you know, generate incremental revenue, and obviously generate, you now, incremental free cash flow. So, you know, we expect, again, that our relationship with Sagem will yield additional business over time. We also expect that all of the commercial initiatives that we’re involved in, in healthcare, in finance, in general services, are also going to generate incremental revenue, and we also believe that our mobile data business is going to generate significant new opportunity as well.

If you look at our PocketCOP product alone, our handheld product, we are starting to see, I mean — and I use the word significant — significant demand for that product. You know, our vision, three years ago, or three and a half years ago, when we acquired the mobile government division, was that handhelds and mobile data were going to be a mainstay. They were going to be a requirement all the way down to the local level up through the state and federal agencies. We are now beginning to see that as the carriers are jumping on board. RIM is getting behind it in a big way, because it’s a way for them to sell product. It’s a way for the carriers to generate subscriptions. And, you know, we’re working on one opportunity where I think the announcement or press release we have a pilot going in Baltimore where the commissioner has a vision to outfit every single officer with a mobile data device that they would have by their side whether they’re on or off duty, because it really is a force multiplier. And so, you know, we’re starting to see those kinds of opportunities pop up, and they’re not $200,000 or $300,000 opportunities. Those are million-dollar-plus opportunities. So, you know, Michael, that’s what we have to do, I mean, that’s our goal, that’s our mission. Again, we took care of, you know, our balance sheet a year ago, we’ve gotten the company to profitability — that was our next step, make sure that we’re, you know, generating revenue commensurate with our expenses and vice versa, and now we’ve got to deal with the cap table. That’s our goal. That’s our mission.

MICHAEL HAMBLETT:	Are there multiple PocketCOP opportunities that are seven-figure or is it just the Baltimore one?

MIKE DEPASQUALE:

No, there are a number of them, and, you know, the real score for us in PocketCOP is not, you know, you find a handful of, you know, larger deals. It’s the distribution. It’s getting AT&T and Sprint Nextel, I mentioned Verizon in my script here, putting together mail campaigns and programs to go out and sell subscriptions. They need applications to sell subscriptions, and they know that, in order to do that, it has to be a compelling event. And in public safety, I believe and I think the market is now believing, we have, you know, the most compelling application. We can provide an officer, an agent, you know, federal agent, a state agent or an officer on the street, virtually any information that they could get in a squad car back at headquarters. We can do silent communication and messaging, which, by the way, is very, very compelling. If they don’t have to get on a radio when they’re in a dangerous situation and call for help, automatically hit one button on the BlackBerry or the smartphone, and immediately it sends an alert and a message. We parcel the data to make it easy to use and understand on the BlackBerry device, because it has a small screen. So we’re providing all that value-add, and, you know, again, I think it’s going to be — it is the killer app in public safety right now, and we think we’re positioned nicely not just because we have the application and we have a 1,000 agencies to go in and sell, but because we’re setting up a distribution through the channel partners, through the carriers with the backing of RIM.

MICHAEL HAMBLETT:

Right. Yeah, the other thing that I think along with myself, some other shareholders, we’d love to see some insider buying, because that actually will let things fall in parity, in that you are actually enthusiastic and excited about the things that the company is doing.

MIKE DEPASQUALE:	And maybe you’ll see that soon, Michael.

MICHAEL HAMBLETT:	Okay. All right, thanks a lot, Michael.

MIKE DEPASQUALE:	Thank you.

OPERATOR:	Our next question comes from Joe Osgood, a private investor.

JOE OSGOOD:	Good morning, Mike.

MIKE DEPASQUALE:	Good morning, Joe.

JOE OSGOOD:

In your opening remarks, you mentioned NLETS.org. Does this partnership solve any hosting problems for small police departments, and could this significantly expand the market for BIO-key’s mobile products?

MIKE DEPASQUALE:

Yes, to both, Joe. NLETS is a repository of information that can be shared between state agencies, so it’s a facility that allows any agency to have access to information from other states. So, for example, if you, you know, pull over a driver in Massachusetts that has a car registered in Florida, you will be able to access all of that information, very easily. This other criminal, justice and data information, that, again, also would be accessed, warrants, wants, that kind of thing, very easily, through NLETS.

Our hosting strategy, as I indicated in my script, is also a very powerful and compelling opportunity for the company, because we have a base of 1,000 customers, and there are so many small-, medium-size cities and towns that don’t have their own infrastructure, that can’t afford the hardware. And it’s not even afford to buy the hardware, but they can’t pay for the support to keep it running, and the fact that we can enable these larger host agencies to just connect in others is a very powerful and compelling part of our standard offerings. So, yeah, NLETS is definitely going to add a lot of value. I think it opens up a lot of opportunity for us, and more importantly, it will open up a lot of opportunity for federal-type deals where — federal agents, remember, don’t have a state jurisdiction. They travel and operate across the nation, and this NLETS repository gives them access to all that information nationwide.

JOE OSGOOD:

Okay. Second question. Clearly, all the biometric hardware manufacturers need some type of security between the finger scanner and the computer. Can you discuss how strong — excuse me — how strong you feel the recent BIO-key patent claims are with respect to prior art and alternative approaches to a trusted biometric device? Can you tell us what you are currently doing to monetize the patent?

MIKE DEPASQUALE:

Yeah. You know, we were just awarded — I guess we were awarded two patents over the last 120 days that relate to security not only on the device but between the device and the system and the network. We believe there is a tremendous opportunity for us in that regard, because we have very strong relationships with the hardware manufacturers. You know, we integrate finger scanners from all the major companies, and, you know, each one of them has their own kind of security components, each one has their own image enhancement components and the likes, and we provide kind of a universal approach to that. We believe there could be — you know, there could be — we’re just beginning to look at that, but there could be an opportunity to actually license that technology to the hardware manufacturers and to have them integrate that including the advanced encryption and the likes into their offerings. So it is something that we’re looking at, we’re monitoring, but, again, we have a very tight relationship with those folks, so we believe that we’re in a position to kind of take advantage of that if it becomes available.

JOE OSGOOD:	Thank you. I’ll get back in the queue.

OPERATOR:	Our next question comes from Matt Chambers, a private investor.

MATT CHAMBERS:	Congratulations, Mike. It looks like a really strong quarter here with you hitting on all cylinders.

MIKE DEPASQUALE:	Thank you, Matt.

MATT CHAMBERS:

The AT&T rollout, I’m wondering about that. How is it going, and are they making — are they seeing good margins on it, or are they making — are they seeing the numbers, and are they going to roll it out even further?

MIKE DEPASQUALE:

Yeah, Matt, AT&T, their retail store application, we have a number of opportunities that we’re working with them, but in particular the retail store opportunity. They continue to roll the technology out. I don’t have the exact number of stores that are currently installed, but I know it’s in the hundreds, so it is certainly something that continues to grow and to develop. In fact, there will be an expansion of that as they now look at adding, I mentioned in my script, added functionality for manager overrides and putting the technology out in places beyond just the tablets. So we think that that application will ultimately get installed in their 2,000-plus retail locations throughout the U.S.

MATT CHAMBERS:	Any chance you could give us any color on 2009 total revenues or anything like that?

MIKE DEPASQUALE:

You know, we don’t provide guidance for the year, so I’m really not at liberty to discuss that. I think, you know, what we see clearly ahead of us is a significant pipeline of opportunities. We know there is a whole hosted series of identified, you know, deals, and so, again, we feel that we’re going to be able to grow our business.

MATT CHAMBERS:	Okay. Thank you much. It looks good at this point, so great. Thank you.

MIKE DEPASQUALE:	Thank you.

OPERATOR:	Our next question comes from Gary Siroonian, a private investor.

GARY SIROONIAN:

Hey, good morning, gentlemen. Congratulations on another nice quarter. Along with moving to Tenprint, the drivers for new U.S. VISIT spending have been stated to include sharing of data between agencies, and in particular migration of data from the FBI. Can you tell me, will the NGI winner gain an advantage over the competition on U.S. VISIT, and when do you expect any contract award on the U.S. VISIT program? Any sense on that one?

MIKE DEPASQUALE:

Well, the U.S. VISIT program, Gary, is certainly a separate program. I do believe that the NGI, one of the reasons for NGI is to expand the system, to expand the commercial use of the system as well. Remember, anyone who, you know, goes to work for a bank or a school or whatever is getting a background check. In fact, even private companies now are doing more significant background checks on employees, so that system is going to grow, and the idea is to share that information with other agencies that could utilize it. U.S. VISIT, as you know, is a program to manage entry/exit, to be sure that we know who comes into the country, when they come into the country and when they leave, if they leave. So I do believe there will be some sharing of that, you know, data and information between the two agencies, but it is a separate program, and it is a program that I believe is under consideration today and one that will be decided somewhere in the near term.

GARY SIROONIAN:

Okay, great. Let me go back to the stimulus conversation. The last conference call, and then in this one, you mentioned significant potential benefit for the LE division from the stimulus package. In the last couple of months, have you seen the expected acceleration, and have any new government agencies appeared on the radar exploring significant purchases of mobile offering? And I guess that could expand to biometric offerings too.

MIKE DEPASQUALE:

The answer is yes. In fact, just the other day, we saw about $425 million in what’s called Recovery Act grants were awarded to the DOJ for public safety-related jobs. It’s all listed by state. I mean, for example, Connecticut got $12 million. Arizona got $25 [million]. D.C. got $12 million. Florida got $81 million. Maryland got $26 [million]. Massachusetts got $25 [million]. Michigan got $40 [million]. Virtually every state is getting stimulus money to bolster their criminal justice support, and it’s really there to — you know, to not only add more officers but to add the infrastructure to support managing, you know, managing crime — managing drug trafficking, all the basic things that are an impediment to the safety of our folks. So the answer is, yes, absolutely, and the agencies that were out front and were already in process of applying for grants, maybe six or nine or twelve months ago, are starting to see that money passed down to them relatively quickly. And most of this money is going to be spent within the next year, so it is incredible that there is going to be this influx of cash that comes down, and it’s going to be spent quickly. So we’re seeing, again, given that we have such a big base — we’ve got about 1,000 customers — we’ve been encouraging, obviously, and supporting our customers, in applying for these grants as quickly as is possible so that we can see expansion of our own deployments. So I think we’re in this period where the money is going to be available for most of these agencies to buy, to buy big, and we hope to take advantage of that.

GARY SIROONIAN:

Okay. All right, good. I was going to ask a little bit about blood banks, but you really covered that, and it sounds like you’re moving forward. Can we assume the largest customer that you mentioned — is that the Red Cross, or is there somebody even bigger than that out there that we’re not aware of?

MIKE DEPASQUALE:	Well, no, they’re likely the biggest.

GARY SIROONIAN:

Okay. All right, great. On a quick side note, James Madison University, the win down there — I have to tell you, my daughter is going to James Madison next year. She just signed up. We were down at one of the orientations, and they made a very significant point in the orientation to talk about the fact that they had some really significant campus security and communication. So I’m assuming they were talking about BIO-key specifically.

MIKE DEPASQUALE:

Yeah, they were. We are providing the mobile data offering to them, to allow access to all kinds of information, but, you know, what they were really saying, Gary, is — I have two kids in college as well — what they really were saying is they’ve got sworn officers on campus, and so these are not, you know, what sometimes is related to rent-a-cops or, you know, security detail. These are sworn officers. These are officers that carry weapons that have access to all the criminal justice information and are trained to protect the student population. And we’re seeing that, which is why we jumped into this market in a big way — we’re seeing that as a huge opportunity for us, because most campuses, most universities and colleges now are hiring sworn officers in large numbers, and they, again, should have access to all that information when there is a vehicle on campus that they can’t identify, that doesn’t have a permit, they want to run that plate. When they come up against an individual that shouldn’t be in a dorm, they want to run that individual and ensure that there isn’t a criminal background associated with that individual whether it’s a warrant, a want, some sort of a gun or other violation. So it’s pretty important to have access to information when you’re a sworn officer protecting, you know, the campus.

GARY SIROONIAN:	Yeah. JMU is about 18,000 students. I’ll tell you, their presence was incredible, so that is a nice win, and I look forward to seeing that rolled out on a lot more campuses. So congratulations.

MIKE DEPASQUALE:	Thank you very much.

GARY SIROONIAN:	That’s it for me, for now. I’ll go back in the queue if I have others.

OPERATOR:	Our next question comes from Dan Kamhis, a private investor.

DAN KAMHIS:	Well, hey, your release mentioned a $78,000 PocketCOP pilot. When will we know whether the pilot is successful, and what is the potential for follow-on revenues from the Baltimore police department?

MIKE DEPASQUALE:

Well, that’s one of those opportunities I mentioned when I answered Michael’s question. It’s a pilot that entails the potential to deploy a PocketCOP to every one of the officers in Baltimore, and there are 2,500 there, so, you know, that’s in process this quarter, and I would likely believe that by the time we come in to the third quarter, we will have a decision on that.

DAN KAMHIS:	Just one last question here. I’m hearing more and more about palm print. Can BIO-key’s fingerprint technology be expanded for use in palm prints?

MIKE DEPASQUALE:

No, Dan, we don’t do palm prints. We do fingerprint only, and, you know, what we do offer, and what we’re going to continue to evolve to, is to allow under our WEB-key architecture and infrastructure, to allow different modes of biometric technology to be utilized. So we envision that palm and iris and sometimes face — you know, in Bangladesh, we did both face and finger for that voter registration system — where there is a need to integrate multiple modes of biometrics, and we have the infrastructure to be able to do that with WEB-key, in fact, you know, not limited to — we’re seeing a lot of, I will call it again, banter in the market about finger vein technology from Hitachi and palm vein technology from Fujitsu, but those are all technologies that, again, are not one to many today. They’re not scalable, they’re very expensive, from a scanner perspective, but they do have some merit, and over time, as the technology evolves, we’ll have no issue integrating them into our platform. So, you know, that’s the approach we’re taking, but we do not do palm scans, and that’s mostly in the forensic space today. It’s really used in the criminal justice environment. However, our partner Sagem does that.

DAN KAMHIS:	Just along that line, is that some of the R&D work you mentioned earlier that you’re working on?

MIKE DEPASQUALE:	It is.

DAN KAMHIS:	Okay. All right, thanks.

MIKE DEPASQUALE:	You’re welcome. We have time for one more question.

OPERATOR:	At this time I show no further questions.

MIKE DEPASQUALE:	Perfect timing.

OPERATOR:	Thank you.

MIKE DEPASQUALE:	Again, thank you for participating in today’s call. We hope that you will join us again for our next conference call to discuss our second quarter results.

OPERATOR:

Thank you for participating in BIO-key International 2008, first quarter conference call. As a reminder, this call will be available for replay beginning an hour after the call has ended and may be accessed until 11:59 AM Eastern Time on May 30. Dialing 412-317-0088 can access the replay. The access code for the replay is 430413 #.